	Contact:	Michael Umana
Chief Financial Officer
(781) 251-4712
\FOR IMMEDIATE RELEASE\
John Swanson
Swanson Communications, Inc.
(217) 285-4967

LOJACK CORP. REPORTS SECOND QUARTER RESULTS

•	Revenue Increases 15% for the Quarter
•	Gross Margin Increases 15% for the Quarter
•	Gross Margin as a Percentage of Revenue Consistent with Second

Quarter of 2005 at 55%

•	Net Income Increases 11% and Earnings Per Fully Diluted Share Increase

12% for the Quarter

Westwood, MA. August 7 --LoJack Corporation (NASDAQ NMS: “LOJN”) reported today that revenue for the second quarter ended June 30, 2006 increased 15% to $56,660,000, from $49,163,000 in the same period a year ago. For the six months ended June 30, 2006, revenue increased 17% to $107,362,000, from $92,115,000 in the same period of the prior year.

Net income, computed in accordance with generally accepted accounting principles (“GAAP”) increased 11% to $5,514,000 for the second quarter, and GAAP earnings per fully diluted share increased 12% to $0.29 per fully diluted share, from $4,986,000, or $0.26 per fully diluted share, in the same quarter a year ago. For the six months ended June 30, 2006, GAAP net income increased 11% to $8,450,000, from $7,621,000, and GAAP earnings per fully diluted share increased 8% to $0.43 per fully diluted share from $.40 per diluted share in the same period of the prior year.

Excluding the effects of stock based compensation expense, pro forma net income for the second quarter increased 22% to $6,146,000; pro forma earnings per fully diluted share increased 23% to $0.32 per fully diluted share; pro forma net income for the six months ended June 30, 2006, increased 28% to $9,868,000, and pro forma earnings per fully diluted share increased 22% to $0.50 per diluted share.

In announcing the results, Joseph F. Abely, Chairman and Chief Executive Officer said, “We are pleased with our continued strong financial performance this quarter. The second quarter delivered our 15th straight quarter of net income growth and set records for unit volume, revenue and gross margin. Our operating income performance for the quarter is particularly noteworthy given the investments we are making on longer term strategic opportunities to grow the company. These results reflect continued strong performance in our core domestic and international businesses.”

GAAP operating income for the second quarter increased 10% to $8,123,000, from $7,364,000 for the same quarter a year ago. For the six months ended June 30, 2006, GAAP operating income increased 4% to $12,214,000, compared to the same period a year ago. Excluding the affects of stock based compensation expense, pro forma operating income for the second quarter was $9,022,000, representing an increase of 21% compared to the same period last year. Pro forma operating income for the six months ended June 30, 2006 was $14,234,000, representing an increase of 20% compared to the same period last year

Gross margin for the second quarter increased 15% to $30,925,000, compared to $26,875,000 for the same quarter last year, while gross margin as a percentage of revenue was 55%, the same as in the second quarter of 2005. Gross margin as a percentage of revenue in the second quarter increased four percentage points on a sequential basis from the first quarter of 2006. For the six months ended June 30, 2006, gross margin increased 16% to $56,861,000 from $48,969,000 in the same period of the prior year, and gross margin as a percentage of revenue was 53%, unchanged from the same period in 2005.

Second quarter domestic unit volumes grew 22% compared to the same period a year ago. Domestic revenue in the second quarter increased 15% to $39,054,000 from $33,934,000 in the prior year. Domestic gross margin grew 14% over the prior year and gross margin as a percentage of revenue was 57% compared to 58% for the second quarter of 2005.

International revenue in the second quarter grew 22% to $12,374,000, from $10,118,000 in the prior year, attributable to a 51% increase in volume. International gross margin dollars increased 31% compared to the same period a year ago, while gross margin as a percentage of revenue was 46% compared to 43% for the same period a year ago.

Boomerang Tracking had revenue of $5,232,000 compared to $5,111,000 for the same period of the prior year. Boomerang gross margin dollars grew 1% over the prior year, and gross margin as a percentage of revenue was 57%, the same as in the second quarter of 2005. Both the increases in revenue and gross margin are primarily due to the effects of foreign currency exchange.

Mr. Abely said, “The 22% increase in domestic unit sales produced a 15% increase in domestic revenue compared to a year ago, reflecting the continued positive effect of our bulk installation program. At the same time, we recorded a strong 14% growth in domestic margin. Gross margin as a percentage of revenue, 57% compared to 58% a year ago, remains strong with significant growth of the bulk installation program. We are especially pleased with the growth in our domestic business given the challenging automotive market. Our changes to the domestic business model have enabled us to effectively react to these market conditions to increase LoJack market share and revenue, and will be a catalyst for growth in unit sales, revenue, gross margin and net income. Our international business remains strong with growth coming from all regions around the world.

“As a result of continued anticipated strong growth in the domestic automotive channel, which has led to increased market penetration, and the aggressive growth programs of our international licensees, it is our expectation that our revenue will grow by 12% to 15% in 2006. We expect net income to grow by 12% to 14% and earnings per fully diluted share to grow by 8% to 10%, consistent with our previous guidance. Additionally, we expect gross margin as a percentage of revenue to be 54% to 55%,” Mr. Abely said.

The company repurchased approximately 761,000 shares of LoJack common stock during the second quarter of 2006 at an average price of $17.85. For the six months ending June 30, 2006, the company has repurchased approximately 1,293,000 shares at an average price of $19.67. In February of this year LoJack announced a stock repurchase program, which authorized the repurchase of up to 2,000,000 shares of the company’s common stock over the next two years. At June 30, 2006, approximately 757,000 shares of LoJack common stock remain authorized for repurchase under this program.

About LoJack

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $3 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 26 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 27 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

To access the webcast of the company’s conference call to be held at 9:00 AM EDT, Monday, August 7, 2006, log onto www.lojack.com (click “Investors”, click “Earnings Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of revenue, operating income and earnings per diluted share, in each case excluding the impact of stock based compensation expense. The company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of growth in the company’s core operating results and future prospects, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis, with respect to stock based compensation expenses. LoJack management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures also are used by management in their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Although non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully integrate businesses that we acquire, changes in tax laws and tax treaties, and the company’s ability to successfully expand our operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2005.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

LoJack Corporation

Condensed Income Statement Data

(Dollars in thousands except share and per share amounts)

	Three Months Ended June 30,
	2006	2005
	(unaudited)

Revenues	$56,660	$49,163
Gross margin	30,925	26,875
Product development	1,419	1,044
Sales & marketing	12,653	10,125
General and administrative	7,058	6,891
Depreciation and amortization	1,672	1,451
Operating income	8,123	7,364
Other income (expense)	(13)	652
Pre-tax income	8,110	8,016
Net income before minority interest	5,475	4,986
Minority interest	39	-
Net income	5,514	4,986

Diluted earnings per share	$0.29	$0.26
Weighted average fully diluted common
shares outstanding	19,234,814	19,086,339

	Six Months Ended June 30,
	2006	2005
	(unaudited)

Revenues	$107,362	92,115
Gross margin	56,861	48,969
Product development	2,998	2,484
Sales & marketing	22,935	,053
General and administrative	15,428	12,931
Depreciation and amortization	3,286	2,801
Operating income	12,214	11,700
Other income (expense)	313	528
Pre-tax income	12,527	12,228
Net income before minority interest	8,368	7,621
Minority interest	82	-
Net income	8,450	7,621

Diluted earnings per share	$0.43	$0.40
Weighted average diluted common
shares outstanding	19,583,670	18,819,919

LoJack Corporation

Condensed Balance Sheets

(Dollars in thousands)

	June 30, 2006	December 31, 2005

	(unaudited)

Assets

Current assets:
Cash and short term investments	$35,142	$47,608
Accounts receivable, net	38,515	33,430
Inventories	17,883	17,952
Deferred taxes and other assets	10,429	12,451

Total current assets	101,969	111,441

Property and equipment, net	20,886	18,105
Intangible assets, net	7,292	7,628
Goodwill	48,200	46,303
Deferred taxes and other assets	9,758	8,086

Total assets	$188,105	$191,563

Liabilities and stockholders’ equity

Current liabilities:
Current portion of long-term debt,
and short-term borrowings	$6,830	$5,274
Accounts payable	9,616	9,231
Accrued and other liabilities	7,218	4,350
Deferred revenue	19,831	18,856
Accrued compensation	4,870	6,390

Total current liabilities	48,365	44,101

Deferred revenue	27,877	25,733

Deferred income taxes	2,405	2,503

Long-term debt and
accrued expenses	13,270	14,970

Total liabilities	91,917	87,307

Minority interest	--	278

Stockholders’ equity	96,188	103,978

Total liabilities and
Stockholders’ equity	$188,105	$191,563

LoJack Corporation

GAAP to Non-GAAP Reconciliation

(Dollars in thousands except per share amounts)

Operating Income

Three Months Ended June 30,

	2006	2005

Operating income, as reported	$8,123	$7,364
Stock based compensation	899	115

Non-GAAP Operating Income	$9,022	$7,479

Six Months Ended June 30,

	2006	2005

Operating income, as reported	$12,214	$11,700
Stock based compensation	2,020	186

Non-GAAP Operating Income	$14,234	$11,886

Net Income and Fully Diluted Earnings Per Share

Three Months Ended June 30,

	2006		2005
		Diluted EPS		Diluted EPS
Net income, as reported	$5,514	$0.29	$4,986	$0.26
Stock based compensation, net of tax	632	0.03	70	--

Non-GAAP Net Income	$6,146	$0.32	$5,056	$0.26

Six Months Ended June 30,

	2006		2005
		Diluted EPS		Diluted EPS
Net income, as reported	$8,450	$0.43	$7,621	$0.40
Stock based compensation, net of tax	1,418	0.07	113	0.01

Non-GAAP Net Income	$9,868	$0.50	$7,734	$0.41

Included in pretax stock based compensation expense for the six months ended June 30, 2006, is $446 relating to modifications of stock option agreements arising from severance activity in the first quarter of 2006.

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516-671-8582)